Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE REPORTS GROWTH IN TONS PER DAY
FOR OCTOBER AND NOVEMBER
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UPDATES EXPECTATIONS FOR FOURTH-QUARTER GROWTH

THOMASVILLE, N.C. - (December 3, 2013) - Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today updated its expectations for growth in tons per day and revenue per hundredweight, excluding fuel surcharges, for the fourth quarter of 2013 as compared with the fourth quarter of 2012. The Company expects an increase in tons per day in a range of 9.5% to 10.0%, as compared with the previous expected range of 9.0% to 10.0%. Tons per day increased at a rate of 8.5% for October 2013 and 10.3% for November 2013, as compared with the same months of 2012. The Company also expects its revenue per hundredweight, excluding fuel surcharges, to increase in a range of 1.5% to 2.0%, as compared with the previous expected range of 1.5% to 2.5%.

David S. Congdon, President and Chief Executive Officer of Old Dominion, commented, “Old Dominion has continued to produce solid revenue growth in the fourth quarter of 2013 through a combination of increased tons and yield. We believe our growth in October and November was the result of increased market share while also maintaining our core pricing philosophy. Our updated guidance for revenue per hundredweight, excluding fuel surcharges, reflects changes to the mix of our freight that can lower this metric. We remain committed to providing superior service at a fair and equitable price and believe this value proposition should allow us to continue to win market share.”

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth

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ODFL Updates Fourth-Quarter Growth Expectations

December 3, 2013

strategy, including the inability to successfully consummate and integrate acquisitions, if any; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as economic recessions and downturns in customers' business cycles and shipping requirements; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels, and claims in excess of coverage levels; (9) cost increases associated with employee benefits, including compliance obligations associated with the affordable care act; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) the availability and cost of replacement parts and new equipment, including regulatory changes and supply constraints that could impact the cost of these assets; (12) decreases in demand for, and the value of, used equipment; (13) the availability and cost of diesel fuel; (14) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (15) the costs and potential liabilities related to litigation and governmental proceedings; (16) the costs and potential adverse impact of non-compliance with rules issued by the Federal Motor Carrier Safety Administration; (17) seasonal trends in the less-than-truckload industry, including the possibility of harsh weather conditions; (18) our dependence on key employees; (19) the concentration of our stock ownership with the Congdon family; (20) the costs and potential adverse impact associated with future changes in accounting standards or practices; (21) the impact caused by potential disruptions to our information technology systems or our service center network; (22) damage to our reputation from the misuse of social media; (23) dilution to existing shareholders caused by any issuance of additional equity; and (24) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL service and value-added logistics services from a single integrated organization. In addition to its core LTL services, the Company offers its customers a broad range of value-added services including international freight forwarding, ground and air expedited transportation, container delivery, truckload brokerage, supply chain consulting, warehousing and consumer household pickup and delivery.

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